Code of Ethics for Personal Investing – European Region

Supplement to the Code of Ethics for Personal Investing

For Employees of FMR LLC Subsidiaries located in Europe

Effective 21 February 2017

Purpose

This Supplement to the Code of Ethics for Personal Investing (Supplement), together with the Code of Ethics for Personal Investing (Code of Ethics), applies to all employees of FMR LLC and its subsidiaries located in Europe. In the event that any provisions of the Code of Ethics and this Supplement are in conflict, the provisions of this Supplement will prevail.

Rules for All Employees

Maintaining Covered Accounts

Covered accounts owned or controlled by you or your covered persons may be maintained at a broker or dealer of your choice, subject to the broker or dealer providing duplicate reporting directly to Fidelity. The Ethics Office will require copies of your account statements from the broker or dealer.

To Do

•	If necessary, move your covered accounts to a broker or dealer who will agree to provide Fidelity with duplicate reporting.

Use of Derivatives, Structured Investments and Spread Betting to Circumvent a Rule

The use of derivatives, structured products, and spread betting to circumvent the Code of Ethics is prohibited.

Hedge Funds

Refer to the “Fund Matrix” section below to determine which funds are considered permissible investments outside the scope of the Code of Ethics hedge fund prohibition.

Fund Matrix

Funds not requiring pre-approval or reporting

You and your covered persons may invest in the types of funds set forth in Section 1 of the Fund Matrix in the Pre-Clearance Memorandum without approval from the Ethics Office, provided the fund is publicly offered and priced daily using forward pricing, and that you may buy or sell shares directly with the fund or its agents (i.e., not through an exchange or otherwise in a secondary transaction).

Funds requiring reporting but not pre-approval

You and your covered persons may invest in the types of funds set forth in Section 2 of the Fund Matrix in the Pre-Clearance Memorandum without pre-approval from the Ethics Office. However, if you are designated as a Fund Access Employee, you are required to report any investments made in these funds on your Quarterly Trade Verification (“QTV”) and Annual Accounts and Holdings Report.

Funds requiring pre-approval and reporting

You and your covered persons may not invest in the types of funds set forth in Section 3 of the Fund Matrix in the Pre-Clearance Memorandum without the prior written approval of the Ethics Office. You are required to report any investments made in these funds on a Securities Transaction Report, and if you are a Fund Access Employee on your QTV and Annual Accounts and Holdings Report.

To Do

•	Prior to investing in any fund set forth in Section 3 of the Fund Matrix in the Pre-Clearance Memorandum, submit a completed Investment Fund Request Form, available at MyCompliance.fmr.com, to the Ethics Office

Additional Rules for Fund Access Employee

You and your covered persons must pre-clear all trades in covered securities, subject to certain exceptions set forth in the Code of Ethics and the Pre-Clearance Memorandum issued by the Ethics Office. Please reference the Pre-Clearance Memorandum for specific rules on pre-clearing trades. Note that the Pre-Clearance Memorandum may be updated at any time. Employees are responsible for reviewing the most recent memorandum and following current rules.

Additional Rules for Fund Access Employees Located in the United Kingdom

This section applies to Fund Access Employees of FMR Investment Management (UK) Ltd. and its subsidiaries working in the United Kingdom.

Covered Persons

Your covered persons under the Code of Ethics also include any relative with whom you share a household, even if the person is financially independent from you.

Covered Securities

Foreign exchange securities, currency derivatives, and commodity derivatives are also included in the definition of Covered Securities, however these securities are excluded from the following Code of Ethics rules: Clearing trades in advance (pre-clearance), Surrendering 60-day gains (60-Day Rule), Selling short, and Trading within seven days of a fund you manage.

Definition: For the purposes of this Supplement, a relative refers to any person who is related to you by blood, marriage, or adoption.